UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015 (May 20, 2015)

Owens & Minor, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

9120 Lockwood Blvd., Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 723-7000

Not applicable

(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)     On May 20, 2015, Owens & Minor, Inc. (the “Company”) announced that its Board of Directors has appointed P. Cody Phipps as the Company’s President and Chief Executive Officer to succeed James L. Bierman, effective as of July 1, 2015. The Board of Directors also elected Mr. Phipps as a Director of the Company, effective July 1, 2015. The Company had announced in February 2015 that, during the Board of Directors’ regular succession planning process, Mr. Bierman had informed the Board of Directors of his desire to retire. Mr. Bierman will retire from his role as the President, the Chief Executive Officer and a Director of the Company effective July 1, 2015, but he will continue with the Company in an advisory capacity through December 31, 2015.

Mr. Phipps, age 53, served as Chief Executive Officer at United Stationers Inc. from May 2011 to May 2015. Prior to that time he served as United Stationers Inc.’s President and Chief Operating Officer from September 2010 to May 2011 and President, United Stationers Supply from October 2006 to September 2010. He joined United Stationers Inc. in August 2003 as its Senior Vice President, Operations. Prior to joining United Stationers Inc., Mr. Phipps was a partner at McKinsey & Company, Inc., a global management consulting firm, where he led the firm’s North American Operations Effectiveness Practice and co-founded and led its Service Strategy and Operations Initiative. Mr. Phipps also serves on the board of directors of Con-way Inc., a transportation company.

As compensation for his services as President and Chief Executive Officer, Mr. Phipps will receive (i) an annual base salary of $900,000 (pro-rated to reflect his July 1 employment date), and (ii) 2015 annual equity award grants with a value of $1,000,000 of performance shares and $1,000,000 of restricted stock. All equity award grants will be made in accordance with the Company’s standard 2015 award agreements. In addition, Mr. Phipps will participate in the Company’s annual Executive Incentive Program pursuant to which he will be eligible for a target annual incentive opportunity of 125% of his annual base salary.

In consideration of Mr. Phipps becoming the Company’s Chief Executive Officer and of the value of the United Stationers equity Mr. Phipps is foregoing by leaving United Stationers to join the Company, Mr. Phipps also will receive a special one-time “sign on” grant of $5,000,000 of restricted stock. These shares will vest at a rate of 20% per year beginning on the first anniversary of the date of grant, subject to accelerated vesting upon the conditions set forth in the award agreement. In consideration of the United Stationers 2015 incentive opportunity Mr. Phipps is foregoing to join the Company, Mr. Phipps also will receive a guaranteed payment of a full Company target incentive payment for fiscal year 2015, with accelerated payment of 50% of this 2015 incentive payment within 30 days after commencement of his employment.

Mr. Phipps will be entitled to participate in the Company’s previously disclosed Officer Severance Policy, except that with respect to any termination by the Company without cause occurring on or before the second anniversary of the date of commencement of his employment (the “Initial Period”), he will receive not less than 18 months of severance protection.

The Company and Mr. Phipps will enter into a change in control executive severance agreement substantially similar to the Executive Severance Agreement previously filed by the Company, except that the Company may not give Mr. Phipps a notice of non-renewal of the term of the Executive Severance Agreement such that the term would expire prior to the expiration of the Initial Period.

The press release announcing the foregoing management changes is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(e)     On May 20, 2015, the Board of Directors of the Company approved a supplemental restricted stock grant, effective June 1, 2015, to Richard A. Meier, Executive Vice President and Chief Financial Officer, with a value of $1,000,000. This restricted stock grant will vest 50% on June 1, 2016 and 50% on June 1, 2017 based on Mr. Meier’s continued employment with the Company and subject to accelerated vesting based on certain events consistent with the Company’s standard restricted stock award agreement.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release issued by the Company on May 20, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: May 20, 2015	By:	/s/ Grace R. den Hartog
		Name:	Grace R. den Hartog
		Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by the Company on May 20, 2015